Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-130480) of Sunstone Hotel Investors, Inc.,
(2)	Registration Statement (Form S-3 No. 333-129258) of Sunstone Hotel Investors, Inc., and
(3)	Registration Statement (Form S-8 No. 333-122088) pertaining to the securities to be offered to employees under the Long Term Incentive Plan of Sunstone Hotel Investors, Inc.;

of our reports dated February 5, 2008, with respect to the consolidated financial statements of Sunstone Hotel Investors, Inc. and the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc. included in this amended Annual Report (Form 10-K/A) of Sunstone Hotel Investors, Inc. for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Irvine, California

February 19, 2008